Exhibit 10.2

E-Home Household Service Holdings Limited

STOCK AWARD aGREEMENT

THIS STOCK AWARD AGREEMENT (“Agreement”) is entered into by and between E-Home Household Service Holdings Limited, a company incorporated in the Cayman Islands (the “Company”) and the Grantee effective as of Grant Date. The Administrator has authorized this grant of the ordinary shares of the Company (“Stock”) to the Grantee as set forth below. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning as described to such term in the Company’s 2023 Share Incentive Plan (the “2023 Plan”).

Grantee:	Wenshan Xie
Grant Date:	January 9, 2024
Number of Stock (“Shares”):	340,000
Purchase Price (per share):	$0

The parties hereto agree as follows:

1. Grant of Stock. Subject in all respects to the 2023 Plan and the restrictions and conditions herein, the Grantee is hereby granted Shares at the Purchase Price as set forth above.

2. Vesting Period.

2.1 Vesting Period. The vesting period for the Shares: fifty percent (50%) of Shares shall vest the on the Grant Date and the remaining fifty percent (50%) of Shares shall vest on six months anniversary of the Grant Date, subject to the Grantee remaining in the continuous service of the Company or its affiliates on such date.

2.2 Separation from Service. Upon the Grantee’s separation from services to the Company or its subsidiaries, any unvested shares shall immediately be deemed forfeited, and the Grantee shall have no further rights with respect to the unvested shares.

3. Settlement of Shares. Shares subject to the vesting period shall be issued to the Grantee immediately following the lapse of the applicable vesting period to which the Shares are subject, but in no event later than thirty (30) days following the lapse of the applicable vesting date.

4. Stockholder Rights. The Grantee shall not be entitled to any rights of a stockholder of the Company, including the right to vote or receive dividends declared or paid with respect to the Shares, until the Shares are issued to the Grantee upon lapse of the vesting period. Shares issued upon lapse of the vesting period is subject to the terms and conditions of the Memorandum and Articles of Association and other governing documents of the Company, as they may be amended from time to time.

5. Securities Law Compliance. Shares acquired applicable to this Stock Award are subject to the terms and conditions of the 2023 Plan (Securities Law and Other Regulatory Compliance). The Grantee acknowledges and makes the representations and warranties as described below, and agrees to provide such other representations and warranties and take such actions as otherwise may be requested by the Company for compliance with applicable laws, and any issuance of Shares by the Company shall be made in reliance upon the express representations and warranties of the Grantee that:

(a) the Grantee is acquiring the Shares for his own account, for investment purposes and without any present intention of distributing or reselling said Shares, except as permitted under the Securities Act; and

(b) the Grantee is fully aware of the highly speculative nature of the investment in the Shares, the financial hazards involved in the investment, and the lack of liquidity and restrictions on transferability of the Shares (e.g., that the Grantee may not be able to sell or dispose of the Shares or use it as collateral for loans); and

(c) the Grantee has received and had access to such information as the Grantee considers necessary and appropriate for deciding whether to invest in the Shares and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance.

6. Certificate(s) Representing Shares. The Company shall issue Shares either in certificate form or in book entry form, registered in the name of the Grantee.

7. Tax Withholding. As a condition to the issuance of Shares applicable to this Stock Award, the Grantee must remit to the Company the statutory minimum (but not more) amount necessary to satisfy any applicable Federal, state or local tax withholding requirements.

8. Provisions of Plan Control. This Agreement is subject to all terms, conditions and provisions of the 2023 Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the 2023 Plan as may be adopted by the Board and as may be in effect from time to time. The 2023 Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the 2023 Plan, the 2023 Plan shall control and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements and understandings (whether written or oral) between the Company and the Grantee with respect to the subject matter hereof.

9. Successors, Assigns and Transferees. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors and permitted transferees (including, upon the death of the Grantee, the Grantee’s estate).

10. Not an Employment Contract. This Agreement is not an agreement of employment or an agreement to engage Grantee as an officer, director or an independent contractor. This Agreement does not guarantee that the Company or any affiliate will employ, retain, contract with or continue to employ, retain or contract with the Grantee during the entire, or any portion of the term of this Agreement, nor does it modify in any respect the Company’s or any affiliate’s right to terminate or modify the Grantee’s employment, engagement or compensation.

10. Confidentiality. The Grantee agrees that he will not disclose to any third party the grant of stock award, number of shares granted and the existence of this agreement unless it is required by the laws, regulations or rules of SEC.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without giving effect to any choice of law or conflict of law provision or rule.

12. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

E-Home Household Service Holdings Limited

By:	/s/Chunsheng Zhu
Name:	Chunsheng Zhu
Title:	CFO

GRANTEE

By:	/s/Wenshan Xie
Name:	Wenshan Xie

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